Exhibit 99.1

Noble Innovations, Inc. Announces Alliance with the Lavidge Company

Thursday August 30, 8:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTC: NBIV - News; the "Company") announced today that it has signed an agreement with The Lavidge Company of Scottsdale, Arizona. The two Companies will work together to make Noble Innovations' interactive marketing through its web site successful.

The Lavidge Company and Noble Innovations will work together to develop and grow Noble's market share. The Noble Innovations' web site will assure the Company of a state-of-the-art web presence, electronic marketing and business systems. James Cole, President and CEO of Noble Innovations, Inc. stated, "After an extensive search for an organization to develop our web site and partner with us on this important piece of our businesses, I am extremely pleased that we have been able to solidify the relationship with The Lavidge Company. This group of talented people will work with us now and in the future to help bring the Company's "green" products and technologies to the marketplace. As the site is developed from its current single introduction page to its launch in February, Noble Innovations' customers, dealers, distributors, factory representatives, vendors, employees and shareholders will be able to reap the full benefits of interactive web marketing."

About The Lavidge Company

The Lavidge Company is a Phoenix owned and operated full-service advertising, public relations, consulting and marketing communications agency. Since 1982 The Lavidge Company has specialized in developing brand positioning for products and services. Highlights of the agency's client base include the Arizona Diamondbacks, the Phoenix Suns, Bashas' Supermarket Chain, Drive Time, Discount Tire, Massage Envy, Banner Health, Cachet Homes, Phoenix Mercury and McDonald's. The Lavidge Company offices are located at 6263 N. Scottsdale Rd., Suite 190, Scottsdale, AZ 85250. More information on the agency can be found at www.lavidge.com.

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green" in nature. Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. Noble has several working prototypes and is in the first stages of production of products.

Forward Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: the continuing relationship with The Lavidge Company; actual launch of Noble Innovations' website; ability to utilize interactive web marketing with customers, dealers, distributors, factory representatives, vendors, employees, and shareholders; actual "green" products being identified and produced; Noble's ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble's business plan, risks, and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Noble Innovations, Inc., Phoenix

James A. Cole, 602-455-0507

jcole@noblecares.com